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                                   Exhibit 21
                                  Subsidiaries

The following are the direct and indirect subsidiaries of Perficient, Inc.

Perficient LoreData, Inc.                                     Delaware
Perficient Compete, Inc.                                      Delaware
Perficient International, Ltd.                                United Kingdom
Perficient Canada, Inc.                                       Canada
Core Objective, Inc.                                          Canada

Perficient LoreData, Inc. was merged and continued under Perficient, Inc. as of June 5, 2000. Perficient Compete, Inc. was merged and continued under Perficient, Inc. as of December 31, 2000.


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